Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-221630) under the Securities Act of 1933 of the NI Holdings, Inc. 2017 Stock and Incentive Plan of our report dated March 11, 2020 on the consolidated balance sheets of NI Holdings, Inc. and Subsidiaries as of December 31, 2019 and 2018, and the related consolidated statements of operations, comprehensive income, changes in equity, and cash flows for each of the three years in the period ended December 31, 2019, and the related notes and the schedule listed in Item 15(a)(2). This report appears in the December 31, 2019 Annual Report on Form 10-K of NI Holdings, Inc. and Subsidiaries.

/s/ Mazars USA LLP

Fort Washington, PA

March 11, 2020

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